Exhibit 99.2

DataSynapse, Inc. and Subsidiaries

Consolidated Financial Statements

For the year ended December 31, 2008

DataSynapse, Inc.

Index

December 31, 2008

Page(s)
Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheet	2

Consolidated Statement of Operations	3

Consolidated Statement of Mandatory Redeemable Convertible Preferred Stock and Stockholders’ Deficit	4

Consolidated Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6–24

Report of Independent Auditors

To the Board of Directors and Stockholders of

DataSynapse, Inc.

In our opinion, the accompanying consolidated balance sheet and the related statements of operations, mandatory redeemable convertible preferred stock and stockholders’ deficit and cash flows present fairly, in all material respects, the financial position of DataSynapse, Inc. at December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California October 29, 2009

DataSynapse, Inc.

Consolidated Balance Sheet

As of December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$4,543,235
Accounts receivable, net of allowance of $40,000	7,510,587
Prepaid expenses and other current assets	657,327

Total current assets	12,711,149
Property and equipment, net	1,322,216
Other noncurrent assets	1,072,800

Total assets	$15,106,165

Liabilities, Mandatory Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,127,865
Accrued expenses	2,707,303
Term loans	17,187,500
Warrant liability	563,000
Deferred revenue	11,595,194
Other current liabilities	60,617

Total current liabilities	34,241,479
Long-term deferred revenue	1,158,231
Other liabilities	130,077

Total liabilities	35,529,787

Commitments and Contingencies

Mandatory redeemable convertible preferred stock
Series A-G mandatory redeemable convertible preferred stock, $0.001 par value – 106,852,467 shares authorized, 101,290,373 shares issued and outstanding (liquidation value of $76,830,224)	64,348,095

Stockholders’ deficit:

Common stock, $0.001 par value; 175,000,000 shares authorized, 11,916,719 issued and outstanding	11,917
Accumulated other comprehensive loss	(263,442)
Accumulated deficit	(84,520,192)

Total stockholders’ deficit	(84,771,717)

Total liabilities, mandatory redeemable convertible preferred stock and stockholders’ deficit	$15,106,165

The accompanying notes are an integral part of these consolidated financial statements.

DataSynapse, Inc.

Consolidated Statement of Operations

For the year ended December 31, 2008

Revenue:
Software	$14,999,464
Service and maintenance	15,510,932

Total revenue	30,510,396

Cost of revenue
Software	455,233
Service and maintenance	3,935,404

Total cost of revenue	4,390,637

Gross profit	26,119,759
Operating expenses:
Research and development	8,503,946
Sales and marketing	29,108,274
General and administrative	5,544,847

Total operating expenses	43,157,067

Loss from operations	(17,037,308)

Interest expense and others, net	(2,007,586)

Loss before income taxes	(19,044,894)
Provision for income taxes	153,465

Net loss	$(19,198,359)

The accompanying notes are an integral part of these consolidated financial statements.

DataSynapse, Inc.

Consolidated Statement of Mandatory Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the year ended December 31, 2008

	Mandatory Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2008	74,906,351	$48,728,840	11,391,994	$11,392	$3,183,553	$(63,837,634)	$(210,439)	$(60,853,128)

Issuance of common stock for exercise of options	—	—	524,725	525	227,923	—	—	228,448

Issuance of Series E convertible preferred stock, net of issuance cost of $185,868	6,980,966	6,394,125	—	—	—	—	—	—

Issuance of Series F1 convertible preferred stock, net of issuance cost of $112,101 and discount from warrants of $563,000	10,881,272	1,324,899	—	—	—	—	—	—

Issuance of Series G convertible preferred stock, net of issuance cost of $58,022	8,521,784	2,683,044	—	—	—	—	—	—

Employee stock-based compensation	—	—	—	—	321,512	—	—	321,512

Accretion of preferred stock dividends, issuance costs, and discounts from warrants	—	5,217,187	—	—	(3,732,988)	(1,484,199)	—	(5,217,187)

Translation adjustment	—	—	—	—	—	—	(53,003)	(53,003)

Net loss	—	—	—	—	—	(19,198,359)	—	(19,198,359)

Comprehensive loss								(19,251,362)

Balances at December 31, 2008	101,290,373	$64,348,095	11,916,719	$11,917	$—	$(84,520,192)	$(263,442)	$(84,771,717)

The accompanying notes are an integral part of these consolidated financial statements.

DataSynapse, Inc.

Consolidated Statement of Cash Flows

For the year ended December 31, 2008

Cash flows from operating activities:
Net loss	$(19,198,359)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	833,212
Noncash equity expense	321,512
Amortization of debt issuance costs	440,074
Changes in assets and liabilities
Accounts receivable	6,500,764
Other current assets	130,729
Other noncurrent assets	(121,691)
Accounts payable and accrued expenses	(1,496,004)
Deferred revenue	(1,772,033)
Other current liabilities	(143,634)
Other liabilities	130,077

Net cash used in operating activities	(14,375,353)

Cash flows from investing activities:
Purchase of property and equipment	(970,831)

Net cash used in investing activities	(970,831)

Cash flows from financing activities:
Proceeds from exercise of stock options	228,448
Proceeds from issuance of preferred stock	10,965,068
Repayment of credit line and term loans	(11,071,624)
Proceeds from term loans	13,759,124

Net cash provided by financing activities	13,881,016

Effect of exchange rate changes on cash	(52,453)

Net decrease in cash and cash equivalents	(1,517,621)

Cash and cash equivalents
Beginning of year	6,060,856

End of year	$4,543,235

Supplemental cash flow information
Interest paid	$1,511,181

Noncash financing activities
Accretion of preferred stock dividends, stock issuance costs and discount from warrants	$5,217,187

The accompanying notes are an integral part of these consolidated financial statements.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Description of Business

DataSynapse, Inc. (“the Company” or “DataSynapse”) was incorporated in Delaware in March 2000. The Company is a global provider of virtual application infrastructure software. The Company’s flagship products, GridServer® and FabricServer™, virtualize business-critical applications and adaptively provision them across a shared infrastructure. DataSynapse works with large financial institutions, as well as customers in government, energy and industrial sectors. The Company is headquartered in New York, New York.

Liquidity

The Company has a limited operating history and has incurred losses from operations and negative cash flows from operations since its inception. To date, the Company has funded operations by raising private equity funds and through term loans and lines of credit (Note 5). There can be no assurance that the Company will be successful in generating additional cash from its operations. As disclosed in Note 13 the Company was acquired by TIBCO Software, Inc. on August 21, 2009.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of DataSynapse, Inc. and its wholly-owned subsidiaries DataSynapse UK, Ltd., DataSynapse Hispania, S.L., DataSynapse GmbH, DataSynapse (Beijing) Information Technology Ltd., DataSynapse France SARL and DataSynapse Kabushiki Kaisha. All intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all investments with a maturity of three months or less from the date of purchase to be cash equivalents. Restricted cash consists of a security deposit that collateralizes the New York facility lease. The Company holds deposits in foreign currencies, which are recorded at the current exchange rate in effect on the reporting date. Any change in the amount due to foreign currency fluctuations is reported as gain or loss from foreign currency in the current period.

Fair Value of Assets and Liabilities

The carrying amounts of the Company’s financial instruments including accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. For the fair value assessment of the preferred stock warrant refer to Note 12, and for the fair value assessment of our loan notes refer to Note 5. The Company did not have any other financial instruments or nonfinancial assets or liabilities measured on a recurring basis that were carried at fair value at December 31, 2008.

Property and Equipment

Property and Equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives, generally three years for computer equipment and software and three to five years for other equipment. Maintenance and repairs are expensed as incurred. Amortization of leasehold improvements is expensed over the shorter of the term of the related lease or the estimated useful life of the improvement. Upon sale or retirement of assets, the costs and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Foreign Currency

The Company’s financial statements were prepared in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation (“SFAS No. 52”). All of the Company’s subsidiaries use the local currency of their respective countries as their functional currency. Foreign currency exchange gains and losses are included in operations. As of December 31, 2008 foreign currency exchange gains and losses have not been significant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company continually evaluates its estimates, including those related to bad debts, fair value of common stock, recoverability of assets, deferred taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results could differ from those estimates.

Revenue Recognition

License revenues are recognized when a signed contract exists, the software has been electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. The Company allocates a portion of software license fees to post-contract maintenance activities.

Service revenue consists primarily of support, training and consulting services. Support revenues are recognized ratably over the maintenance period, which is generally one year. Revenue for training and consulting services are recognized as the services are performed.

For arrangements with multiple obligations (e.g., delivered and undelivered products, maintenance, training and other services), revenue is allocated to each component of the arrangement based on objective evidence of its fair value, which is specific to the Company, or for the maintenance, the stated contractual renewal rate when substantive. The Company recognizes revenue allocated to undelivered products when the criteria for product license revenue set above are met provided none of the undelivered elements are essential to the functionality of the delivered elements of the arrangement. If the undelivered elements are essential to the functionality of the delivered elements, the revenue is deferred until all elements of the arrangement have been delivered. The Company recognizes revenue allocated to support fees over the period of the maintenance contracts. For revenue allocated to consulting services, the Company recognizes revenues as the related services are performed. In the situation where the objective evidence of fair value of undelivered services or maintenance, which is bundled with product license agreement, does not exist, the Company recognizes the entire revenue ratably over the service period. The Company does not offer any price protection or right of returns under license agreements, therefore the Company has not provided for any reserves.

Deferred revenue represents amounts invoiced to or received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Advertising Costs

Advertising costs are included in sales and marketing expenses and are expensed as incurred. For the year ended December 31, 2008, advertising costs were approximately $2,618,524.

Allowance for Doubtful Accounts

The Company’s trade receivables are carried at the original invoiced amounts less an estimate for doubtful accounts. Management determines this allowance by evaluating individual customer receivables in light of the customer’s financial condition, credit history, economic conditions and the Company’s historical experience.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value provisions of SFAS No. 123 (R), Share-Based Payment (“SFAS No. 123(R)”), which supersedes its previous accounting under Accounting Pronouncement Bulletin (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). SFAS No. 123(R) requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the grant date using an option pricing model. The Company adopted SFAS No. 123(R) using the prospective transition method, which requires, that for nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes, SFAS No. 123(R) shall be applied to option grants on and after the required effective date of January 1, 2006. The Company expenses all options granted or modified after January 1, 2006, on a straight-line basis.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the Company to use an asset and liability-based approach in accounting for income taxes. Under that approach deferred income tax assets and liabilities are determined based on the difference between financial reporting and tax bases on assets and liabilities and are measured using the enacted tax rates that will be in effect when such differences are expected to reverse. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to their estimated realizable value (Note 9).

Research and Development Costs

Research and development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in the Company’s circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no research and development costs have been capitalized to date.

Significant Customers and Concentrations of Credit Risk

The Company operates in one business segment, developing, marketing, licensing and servicing software application products principally for the financial services industry. Revenue from seven customers comprised approximately 35% of total revenue for the year ended December 31, 2008.

No customer accounted for more than 10% of total revenue in fiscal year 2008. Three customers had a combined balance of 19%, 16% and 10% of our net accounts receivable as of December 31, 2008.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 2008, substantially all of the Company’s cash and cash equivalents were held by two major banking institutions, and 45% of the Company’s accounts receivable was due from three major financial service institutions.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

3.	New Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes and Related Implementation Issues (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB 109. FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecogntion, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2008 for nonpublic entities. The Company is currently evaluating the effect of implementing this new standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (“SFAS No. 159”) which is effective January 1, 2008. SFAS No. 159 permits the Company to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the board’s long-term measurement objectives for accounting for financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, Business Combinations (“SFAS No. 141”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired or a gain from a bargain purchase. SFAS No. 141(R) also determines disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) will apply to the Company’s business combinations that close on or after January 1, 2009. As of December 31, 2008, the Company has entered into no business combinations. As a result, SFAS No. 141(R) is not expected to impact the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin “ARB” No. 51, Consolidated Financial Statements (“ARB No. 51”), and requires all entities to report noncontrolling (minority) interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders’ equity. SFAS No. 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. Further, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for the Company beginning January 1, 2009. SFAS No. 160 is not expected to impact the Company’s financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, (“FSP 157-2”), which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (“SFAS No. 161”). This new standard requires additional disclosures for derivative instruments and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company currently does not have any derivative instruments and does not expect the adoption of SFAS No. 161 to have a material effect on its financial position, results of operations or cash flows.

In July 2008, SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”) became effective. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. The Company does not expect SFAS No. 162 to have a material impact on its consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 will be effective for interim and annual financial periods ending after June 15, 2009. SFAS No. 165 does not have an immediate impact on the Company’s consolidated financial statements.

4.	Related Party Transactions

For the year ended December 31, 2008, $1,220,000 of revenue resulted from sales to two financial institutions owning approximately 27% of the outstanding Series B mandatorily redeemable convertible preferred stock, 18% of the outstanding Series C mandatorily redeemable convertible preferred stock, 56% of the outstanding Series D mandatorily redeemable convertible preferred stock of the Company, and 21% of the outstanding Series E mandatorily redeemable convertible preferred stock, 46% of the outstanding Series G mandatorily redeemable convertible preferred stock as of December 31, 2008.

5.	Term Loans and Line of Credit

On November 14, 2006 the Company entered into an agreement (“Loan and Security Agreement”) with a large financial services company (“Lender”) in order to borrow $7,500,000 in long term debt (“First Term Loan”). This term loan matures in November 15, 2010. Interest only payments at prime plus 2.75% are payable monthly through maturity. Equal monthly principal payments are due from December 15, 2008 through November 15, 2010. The First Term Loan is collateralized by substantially all of the Company’s assets. The Company is subject to certain negative and financial covenants. In addition, there is a material adverse change provision in which the failure to comply may require the immediate repayment of any outstanding borrowings under the loan. In conjunction with the closing of the First Term Loan, the Company issued the Lender warrants to purchase 881,000 shares of the Company’s common stock at $0.5452 per share (Note 12). As of December 31, 2008, $7,187,500 was outstanding in relation to the First Term Loan.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

On March 30, 2007, the Company amended and restated the Loan and Security Agreement by establishing an accounts receivable financing, revolving loan (“Line of Credit”) with the same Lender. The Line of Credit required interest only payments at prime plus 2% payable monthly. Total unpaid principal and accrued interest are due on the loan maturity date of March 30, 2008. The amount available under the Line of Credit was based on the Company’s outstanding accounts receivable subject to certain requirements up to a maximum of $7,500,000 with $4,000,000 immediately available. The increase in the Line of Credit was subject to meeting certain quarterly financial metrics effective June 30, 2007. This Line of Credit was repaid in full on April 11, 2008.

On December 14, 2007, the Company amended the Loan and Security Agreement to include a second term loan (“Second Term Loan”) of up to $10,000,000 with $3,000,000 immediately available and an additional $4,000,000 drawn in fiscal year 2008. The balance was to be funded in three or fewer disbursements based on the Company reaching certain milestones. This Second Term Loan had an original maturity of December 14, 2011. Terms for this loan included interest only payments at prime plus 3.25% payable monthly through maturity. Equal monthly principal payments were due from January 14, 2010 through December 14, 2011. This amendment to the Loan and Security Agreement also reset the previous financial covenants. In conjunction with the closing of the Second Term Loan, the Company issued the Lender warrants to purchase up to 1,128,026 shares of the Company’s common stock at $0.5452 per share (Note 12). This amendment also extended the Line of Credit maturity date from March 30, 2008 to March 30, 2009. As of December 31, 2008 the Company had borrowed $7,000,000 on this Second Term Loan.

On April 10, 2008 the Company entered into a new accounts receivable financing revolving loan facility (“New Line of Credit”) in the amount of $7,500,000 maturing April 10, 2010 with a second lender. Interest only payments at the greater of prime or 6.0% were payable monthly through maturity. Repayment on principal and any accrued interest were due on the maturity date. The Company was subject to certain negative and financial covenants or minimal cash balances with this second lender consistent with the outstanding Term Loan. This revolving loan facility was collateralized by substantially all of the Company’s assets subject to an intercreditor agreement between the holders of the term loans and the revolving loan facility. The Company drew down $6,759,124 during the reporting period. The New Line of Credit and all accrued interest were paid in full on October 3, 2008 and the revolving loan facility was closed.

On September 11, 2008 the Company and Lender established financial covenants through December 31, 2008 and increased the interest rate on the First and Second Term Loans to prime plus 3.25%.

On October 15, 2008 the Lender waived an existing breach of the Company’s liquidity requirement and issued a third loan (“Third Term Loan”) in the amount of $3,000,000. Terms for this loan included interest only payments at the higher of prime or LIBOR plus 5.25%, which ever is greater provided that, in no event shall the interest rate in effect in each month be less than 12% per annum payable monthly through maturity with repayment on the earlier of a sale transaction or January 31, 2009. The interest rate on the First and Second Terms Loans was increased to prime plus 5.25% and the liquidity requirement was waived. As of December 31, 2008, $3,000,000 was outstanding in relation to the Third Term Loan.

As of December 31, 2008, the Company was in violation of its liquidity and financial covenants, but had received a waiver from its lenders. The Company has classified its loan notes as current liabilities as of December 31, 2008.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2008, the Company paid $1,946,882 in interest and loan transaction fees related to the above financing. Amortization of deferred loan cost of $440,074, were recorded for the year ended December 31, 2008.

As of December 31, 2008, the carrying amount reported for Company loan notes in the consolidated balance sheet was $17.2 million. The determination of the fair value of the loan notes in accordance with the SFAS No. 157 involved significant judgment by management. Based on the Company inquiries with lenders and considering the Company’s credit profile, it was determined a discount rate of 18.0% could be used to estimate the fair value of the loan notes. Using a discounted cash flow technique, the Company estimated the fair value of loan notes to approximate $15.2 million.

6.	Commitments and Contingencies

The Company periodically evaluates all pending or threatened contingencies and commitments, if any, that are reasonably likely to have a material adverse effect on its operations or financial position. The Company assesses the probability of an adverse outcome and determines if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”). If information available prior to the issuance of the Company’s financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the Company’s financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS No. 5 are not met, but the probability of an adverse outcome is at least reasonably possible, the Company will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.

Indemnification

Certain provisions of the software license agreements entered into between the Company and customers may in the future result in full or partial indemnifications if certain events occur, such as the Company’s product infringement on copyrights or patents of others or the Company becoming insolvent. For the year ended December 31, 2008, the Company was not obligated to refund any monies pursuant to these actions or events. Historically the Company has not issued refunds to its customers.

Loan Notes

At December 31, 2008, the future payment commitments under the loan notes are:

2009	$7,890,000
2010	4,518,000
2011	3,951,000
2012	3,334,000

$19,693,000

Total interest	(2,505,500)

Total Loan	$17,187,500

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Operating Leases

The Company leases certain facilities and equipment under operating leases, which expire at various dates through 2012. At December 31, 2008, future minimum lease commitments under noncancelable operating leases are:

2009	$1,164,746
2010	390,584
2011	294,434
2012	141,380

$1,991,144

Rent expense related to these lease commitments for the year ended December 31, 2008 was $1,492,103. On March 19, 2009 the Company exercised its option to extend the New York office lease which increased its operating lease commitments through 2012.

7.	Mandatory Redeemable Convertible Preferred Stock

As of December 31, 2008, the Company was authorized to issue a total of 106,852,467 shares of mandatory redeemable convertible preferred stock, designated as Series A to G. The Company’s Board of Directors (the “Board”) has the authority to issue preferred stock in series with rights and privileges determined by the Board.

The following table summarizes the Company’s authorized and outstanding mandatory redeemable convertible preferred stock as of December 31, 2008:

	Shares Authorized	Shares Outstanding	Carrying Value	Redemption Value	Liquidation Value
Series A	12,470,000	12,467,347	$10,229,095	$10,229,095	$10,229,095
Series B	35,630,000	35,620,997	26,461,598	26,461,598	26,461,598
Series C	17,700,000	17,647,059	9,104,149	9,104,149	9,104,149
Series D	9,200,000	9,170,948	6,950,821	6,950,821	6,950,820
Series E	6,980,966	6,980,966	6,753,641	6,753,641	6,753,641
Series F1	10,881,272	10,881,272	2,064,109	2,064,109	9,064,107
Series G	9,326,793	8,521,784	2,784,682	2,784,682	8,266,814
Series F2	4,663,436	—	—	—	—

	106,852,467	101,290,373	$64,348,095	$64,348,095	$76,830,224

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Series A and B Preferred Stock

Dividends

The holders of Series A and B preferred stock are entitled to receive annual cumulative compounding dividends accrued at a rate of 8% per annum, payable if declared by the Board of Directors or in the event of liquidation or redemption of the shares. Dividends will accrue and are cumulative unless paid. Unpaid dividends will compound quarterly and are subject to conversion to common stock at the option of the holder, and payable upon liquidation. No dividends or other distribution will be made with respect to the common stock, until the cumulative accrued dividends under each class of preferred stock have been paid. In addition, in the event dividends are declared or paid on common stock, Series A and B preferred stockholders would be entitled to receive dividends as if their series of preferred stock had been converted to common stock.

As of December 31, 2008, the amount added to the carrying value of Series A for unpaid dividends and the accretion of issuance costs for the year ended was $778,992. As of December 31, 2008, the amount accrued is $4,979,097 for dividends for Series A preferred stock. Through December 31, 2008, no dividends have been declared or paid by the Company.

As of December 31, 2008, the amount added to the carrying value of Series B preferred stock for unpaid dividends and the accretion of issuance costs for the year ended was $2,015,172. As of December 31, 2008, the amount accrued is $11,461,598 for dividends for Series B preferred stock. Through December 31, 2008, no dividends have been declared.

Liquidation Preference

In the event any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series A and Series B preferred shares shall receive $0.4211 per share, plus all declared but unpaid dividends.

Series A preferred stockholders have preference and priority to any payments made to the holders of the then outstanding common stock. No other distributions shall be made with respect to the common stock, until these amounts have been paid. Under certain defined circumstances, Series A preferred stockholders may receive additional amounts upon liquidation.

Series B, C, D, E, F1 and G preferred shareholders have certain rights to dividends and liquidation payments in preference and priority to Series A preferred shareholders. Series B preferred stockholders have preference and priority to any payments made to the holders of the then outstanding Series A preferred stock and common stock and pro rata with holders of Series C, Series D and Series E preferred stock. Under certain defined circumstances, Series B preferred stockholders may receive additional amounts upon liquidation.

Conversion

At any time at the election of the holder, Series A and Series B preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series A and Series B preferred stock by the applicable per share conversion price. The per share conversion price initially equals the liquidation preference and is adjusted for issuances of common stock or stock options less than the per share liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate. As of December 31, 2008, each share of Series A and Series B preferred stock was convertible into approximately 1.24 shares of common stock.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Prior to September 22, 2003, each share of Series A and Series B preferred stock was convertible to one share of common stock. Since Series C preferred stock was issued at a price lower than Series A and B preferred stock, anti-dilution rights were triggered thus causing the conversion rate into the common stock on the existing preferred stock to become 1.24.

In the event of a qualified public offering, as defined, the Series A and Series B preferred stock automatically converts into a number of shares of common shares equal to the number that would have been received had the Series A and Series B preferred stockholders made an election to convert immediately prior to the offering. The conversion ratio is subject to certain anti-dilution provisions.

Series A Redemption

Subject to the rights of the holders of Senior Preferred Stock and the holders of Series B, Series C, Series D and Series E preferred stock (the “Mezzanine Preferred Stock”), and so long as they have obtained the prior written consent of the holders of (i) at least a majority of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as-converted to common stock basis) and (ii) a majority of the outstanding shares of the Mezzanine Preferred Stock (voting together as a single class on an as-converted to common stock basis, at any time after August 1, 2005, the holders of the then outstanding shares of Series A preferred stock shall have the right to require the corporation to redeem any or all of such holders’ shares of Series A preferred stock, at a redemption price per share equal to the Series A liquidation preference plus the amount of any accrued and unpaid dividends thereon as of such date. In the event the holders of the then outstanding shares of Senior Preferred Stock or Mezzanine Preferred Stock elect to redeem any such shares, holders of then outstanding shares of Series A preferred stock may elect to redeem such shares only after 100% of each of the Senior Preferred Stock and/or Mezzanine Preferred Stock of such electing holders has been redeemed.

Series B, C, and D Redemption

Subject to the rights of the holders of Series F1 and Series G preferred stock (the “Senior Preferred Stock”) and so long as they have obtained the prior written consent of the holders of at least a majority of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as converted to common stock basis), the holders of a majority of the then outstanding shares of Series B preferred stock, the holders of a majority of the then outstanding shares of Series C preferred stock and the holders of two-thirds of the then outstanding shares of Series D preferred stock shall have the right to require the Company to redeem any or all of such holders’ shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively, subject to the pari passu rights of Series B holders, Series C holders, Series D holders and Series E holders, as applicable, to redeem the Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, respectively. The redemption price per share of the Series B, Series C and Series D preferred stock shall be equal to the liquidation preference applicable to such share plus the amount of any accrued and unpaid dividends thereon as of such date.

Voting

The holders of Series A and B preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. The holders are entitled to the equivalent of one vote per share, subject to anti-dilution adjustments. Series A and B preferred stockholders also have certain rights to elect persons to serve on the Company’s Board of Directors. Series C, Series D, Series E, Series F1 and Series G do not have separate rights to elect persons to serve on the Company’s Board of Directors.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Series C Preferred Stock

The Series C preferred stock has the same characteristics as Series A, B, D, E, F1 and G preferred stock, and its stockholders have rights and preferences consistent with Series A, B, D, E, F1 and G preferred stockholders except in the following:

Dividends

As of December 31, 2008, the amount added to the carrying value of Series C preferred stock for unpaid dividends and the accretion of issuance costs for the year ended was $693,322. As of December 31, 2008 approximately $3,104,149 has been accrued as dividends for Series C preferred stock, respectively. Through December 31, 2008, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series C preferred shares shall receive $0.34 per share, plus all declared but unpaid dividends, payable pro rata with holders of Series B preferred stock, Series D preferred stock and Series E preferred stock, in preference and priority to any payments made to the holders of the then outstanding Series A preferred stock and common stock. No other distributions shall be made with respect to the Series A preferred stock or common stock until these amounts have been paid. Under certain defined circumstances, Series C preferred stockholders may receive additional amounts upon liquidation.

Redemption

Refer to the description under the heading Series B, C and D Mandatory Redemption above.

Conversion

At any time at the election of the holder, Series C preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series C preferred stock by the applicable per share conversion price. The per share conversion price initially equals the per share liquidation preferences and is adjusted of issuances of common stock or stock options less than the liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate.

Series D Preferred Stock

The Series D preferred stock has the same characteristics as Series A, B, C, E, F1 and G preferred stock, and its stockholders have rights and preferences consistent with Series A, B, C, E, F1 and G preferred stockholders except in the following:

Dividends

As of December 31, 2008, the amount added to the carrying value of Series D preferred stock for unpaid dividends and the accretion of issuance costs for the year ended was $529,337. As of December 31, 2008, $1,950,821 has been accrued as dividends for Series D preferred stock, respectively. Through December 31, 2008, no dividends have been declared or paid by the Company.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series D preferred shares shall receive $0.5452 per share, plus all declared but unpaid dividends, payable pro rata with Series B and Series C preferred stockholders in preference and priority to any payments made to the holders of the then outstanding Series A preferred stock and common stock. No other distributions shall be made with respect to the Series A preferred stock, or common stock, until these amounts have been paid. Under certain defined circumstances, Series D preferred stockholders may receive additional amounts upon liquidation.

Redemption

Refer to the description under the heading “Series B, C and D Mandatory Redemption” above.

Conversion

At any time at the election of the holder, Series D preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series D preferred stock by the applicable per share conversion price. The per share conversion price initially equals the per share liquidation preference and is adjusted for the issuances of common stock or stock options less than the liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate.

Series E Preferred Stock

The Series E preferred stock has the same characteristics as Series A, B, C, D, F1 and G preferred stock, and its stockholders have rights and preferences consistent with as Series A, B, C, D, F1 and G preferred stockholders except in the following:

Dividends

As of December 31, 2008, the amount added to the carrying value of Series E preferred stock for unpaid dividends and the accretion of issuance costs for the year ended December 31, 2008 was $359,516. As of December 31, 2008, $173,649 had been accrued as dividends for Series E preferred stock. Through December 31, 2008, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series E preferred shares shall receive $0.9426 per share, plus all declared but unpaid dividends, payable pro rata with Series B, Series C and Series D preferred stockholders in preference and priority to any payments made to the holders of the then outstanding Series A preferred stock and common stock.

Series F1 and Series G preferred stockholders have certain rights to dividends and liquidation payments in preference and priority to Series E preferred shareholders. No other distributions shall be made with respect to the Series A, Series B, Series C, Series D and Series E preferred stock, or common stock, until these amounts have been paid. Under certain defined circumstances, Series E preferred stockholders may receive additional amounts upon liquidation.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Redemption

On the earlier of (i) August 29, 2010, or (ii) the date of the Company receives a notice from the Series B holders, Series C holders or Series D holders triggering the obligation of the Company to redeem shares of Series B preferred stock, Series C preferred stock or Series D preferred stock, the holders of two-thirds of the then outstanding shares of Series E preferred stock shall have the right to require the Company to redeem any or all of such holders’ shares of Series E preferred stock, subject to the pari passu rights of the holders of Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively. The redemption price per share of the Series E preferred stock shall be equal to the liquidation preference applicable to such share plus the amount of any accrued and unpaid dividends thereon as of such date. This redemption is possible if there has been no qualified public offering.

Conversion

At any time at the election of the holder, Series E preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series E preferred stock by the applicable per share conversion price. The per share conversion price initially equals the per share liquidation preference and is adjusted for the issuances of common stock or stock options less than the liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate.

Series F1 Preferred Stock

The Series F1 preferred stock has the same characteristics as Series A, Series B, Series C, Series D, Series E and Series G preferred stock, and its stockholders have rights and preferences consistent with Series A, Series B, Series C, Series D, Series E and Series G preferred stockholders except in the following:

Warrants

In connection with the issuance of F1 preferred stock the Company granted a warrant to purchase 4,663,402 shares of Series F2 preferred stock. The Company deducted the fair value of the warrants from the proceeds of Series F2 preferred stock (Note 12).

Dividends

The holders of Series F1 and G preferred stock are entitled to receive cumulative dividends that compound annually at a rate of 15% per annum.

As of December 31, 2008, the amount added to the carrying value of Series F1 preferred stock for unpaid dividends, the accretion of issuance costs and the discount from the issuance of warrants for the year ended December 31, 2008 was $739,210. As of December 31, 2008, $64,110 has been accrued as dividends for Series F1 preferred stock. Through December 31, 2008, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series F1 preferred shares shall receive $0.8271 per share (4.5 times the Series F1 liquidation preference of $0.183802 per share), plus all declared but unpaid dividends. No other distributions shall be made with respect to the Series A, Series B, Series C, Series D and Series E preferred stock, or common stock, until these amounts have been paid. Under certain defined circumstances, Series F1 preferred stockholders may receive additional amounts upon liquidation.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Redemption

The holders of a majority of the then outstanding shares of Series F1 and Series G preferred stock (the “Senior Preferred Stock”) (voting together as a single class on an as-converted to common stock basis) shall have the right to require the Company to redeem any or all of such holders’ shares of Series F1 and Series G preferred stock, respectively, subject to the pari passu rights of other holders of Senior Preferred Stock to redeem their shares of Senior Preferred Stock, any time after (i) the maturity date of the $3,000,000 term loan made by Orix Venture Finance, LLC to the Company in October 2008 pursuant to the Loan and Security Agreement entered into between the Company and ORIX dated November 14, 2006 or (ii) the date the Company pays in full its obligations to Orix under such loan. The redemption price per share of the Series F1 preferred stock shall be equal to the Series F1 liquidation preference of $0.183802 per share multiplied by 2.5, Series G preferred stock shall be equal to the Series G liquidation preference of $0.3217 per share, plus, in each such case, the amount of any accrued and unpaid dividends thereon as of such date. The redemption rights of the shares of Senior Preferred Stock of each series are pari passu with each other, which pari passu rights are determined based on the proportionate amounts otherwise payable with respect to the shares of Senior Preferred Stock held by each holder thereof that are being redeemed. This redemption is possible if there has been no qualified public offering.

Conversion

At any time at the election of the holder, Series F1 preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series F1 preferred stock by the applicable per share conversion price. The per share conversion price initially equals the per share liquidation preference and is adjusted for the issuances of common stock or stock options less than the liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate.

Series G Preferred Stock

The Series G preferred stock has the same characteristics as Series A, Series B, Series C, Series D, Series E and Series F1 preferred stock, and its stockholders have rights and preferences consistent with Series A, Series B, Series C, Series D, Series E and Series F1 preferred stockholders except in the following:

Dividends

As of December 31, 2008, the amount added to the carrying value of Series G preferred stock for unpaid dividends and the accretion of issuance costs for the year ended December 31, 2008 was $101,638. As of December 31, 2008, $43,616 had been accrued as dividends for Series G preferred stock. Through December 31, 2008, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Company, the holders of the then outstanding Series G preferred shares shall receive $0.3216 per share multiplied by three, plus all declared but unpaid dividends. No other distributions shall be made with respect to the Series A, Series B, Series C, Series D and E preferred stock, or common stock, until these amounts have been paid. Under certain defined circumstances, Series G preferred stockholders may receive additional amounts upon liquidation.

Redemption

Same as described above under the heading Series F1 Preferred Stock.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

Conversion

At any time at the election of the holder, Series G preferred stock can be converted into a number of shares of common stock determined by dividing the aggregate liquidation preference of the Series G preferred stock by the applicable per share conversion price. The per share conversion price initially equals the per share liquidation preference and is adjusted for the issuances of common stock or stock options less than the liquidation preference. Any accumulated but unpaid dividends would be converted at the same rate.

8.	Balance Sheet Components

Property and Equipment

Property and equipment consist of the following:

December 31, 2008
Computer equipment	$2,091,370
Computer software	249,743
Furniture, fixture, and equipment	504,659
Leasehold improvements	913,178

3,758,950
Less: Accumulated depreciation	(2,436,734)

$1,322,216

Depreciation expense related to property and equipment for the year ended December 31, 2008 was $833,212.

Accrued Expenses

Accrued expenses consist of the following:

December 31, 2008
Accrued compensation	$1,216,308
Accrued service fees	447,842
Payroll taxes	297,258
Other accruals	745,895

$2,707,303

9.	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates expected to apply in the years in which the differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

The components of the loss before income taxes were as follows:

December 31, 2008
Domestic	$(20,155,864)
Foreign	1,110,970

Loss before income taxes	$(19,044,894)

The components of the provision for income taxes are as follows:

December 31, 2008
Current:
Federal	$—
State	—
International	153,465

Total	153,465

Deferred	—
Federal	—
State	—
International	—

Total provision for income taxes	$153,465

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) consist of the following:

December 31, 2008
Net operating loss carryforwards	$18,715,437
R&D credit	1,310,940
Other	178,192

Total deferred tax assets	20,204,569
Valuation allowance	(20,204,569)

Net deferred tax assets	$—

At December 31, 2008, the Company has federal net operating loss (“NOL”) carryforwards and state NOL carryforwards available to offset future taxable income of $47,636,055 and $36,467,463 respectively. The federal and state net operating loss and tax credit carry forwards will expire on various dates through 2028.

The Company has gross deferred tax assets of $20,204,569 consisting primarily of net operating loss carryforwards. A valuation allowance has been recorded against the related deferred tax assets as management believes it is not more likely than not that such benefit will be realized in the future.

Changes in the ownership of the Company may limit the future utilization of these net operating loss and tax credit carryforwards, as defined by the federal, state, local and foreign tax codes. Refer to Note 13 for the acquisition subsequent to year-end.

The Company’s accounting for deferred taxes under FASB Statement No. 109, Accounting for Income Taxes, involves the evaluation of a number of factors concerning the realizability of the Company’s net deferred tax assets. The Company primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets, and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. As of December 31, 2008, a full valuation allowance has been established and no deferred tax asset is shown in the accompanying balance sheets. The net change in the total valuation allowance for the year ended December 31, 2008 was an increase of $7,460,715.

The reported amount of income tax expense attributable to operations for fiscal 2008 differs from the amount that would result from applying domestic federal statutory tax rates to loss before income taxes from operations as summarized below:

December 31, 2008
Federal tax benefit at statutory rate	$(6,665,713)
State taxes – net of federal benefit	$(641,537)
Changes in valuation allowance	7,460,715

Total provision for income taxes	$153,465

10.	Employee Benefit Plan

The Company offers all of its employees participation in employee-funded defined contribution plan. The Company’s contributions to the plan, as determined by management, are discretionary and no contributions have been allocated to the plan.

11.	Stock Options

As of December 31, 2008, the Company maintains a stock option plan, which provides for the granting of stock awards to purchase up to 26,712,071 shares of common stock. These shares may be granted in the form of nonqualified or incentive stock options, stock appreciation rights, performance shares or restricted stock. The exercise price of incentive stock options granted under the plan may not be less than 100% (110% of the fair market value in the case of a 10% voting stockholder) of the underlying fair market value of the shares of common stock at the grant date. As the Company’s stock is not publicly traded, we have engaged an independent consultant to assist in determining the fair value of the Company’s stock. Stock options granted under the plan are exercisable for ten years. Options issued through January 2002 vest 33.3% on the first anniversary of the grant date and the remaining 66.7% vests quarterly on a pro rata basis commencing on the first anniversary on the grant date and ending on the third anniversary of the grant date. Options issued from February 2002 and thereafter vest 25% on the first anniversary of the employment date and the remaining 75% vests quarterly on a pro rata basis commencing on the first anniversary on the grant date and ending on the third anniversary of the grant date. All options granted as part of the bonus plan vest immediately.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

The following summarizes the stock options activities for the year ended December 31, 2008:

		Options Outstanding
	Exercisable Price Per Share	Number of Shares	Options Exercisable	Weighted Average Exercise Price
Options outstanding, December 31, 2007	$0.01 - $0.55	11,126,525	7,798,850	$0.47
Additional options authorized 10,000,000
Options granted	0.90	8,115,354		0.90
Options forfeited	0.42 - 0.90	(4,165,315)		0.85
Options exercised	0.55	(64,408)		0.55

Options outstanding December 31, 2008	$0.01 - $0.90	15,012,156	8,814,827	$0.59

Total options vested and expected to vest as of December 31, 2008 were 7,474,227 with a weighted average exercise price of $0.74.

The weighted average grant date fair value of options granted to employees during 2008 was $0.59. The average underlying exercise price for option granted at or above fair market value in 2008 was $0.90. As of December 31, 2008, 9,837,461 shares were available for future grant under the Company’s Plan.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2008:

	Options Outstanding
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Options Exercisable	Weighted Average Exercise Price
$0.01	635,220	3.67	635,220	$0.01
0.35	597,000	1.78	597,000	0.35
0.42	3,283,680	4.25	3,283,680	0.42
0.54	5,981,902	7.72	4,298,052	0.54
0.90	4,514,354	9.68	875	0.90

	15,012,156	7.14	8,814,827	0.59

In accordance with Emerging Issues Task Force Abstract No. 96-18 (“EITF 96-18”), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the Company recorded the value of the services received based on the fair value of the options provided. The fair value of the options granted to nonemployees is estimated using the Black-Scholes option pricing model.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

For the year ended December 31, 2008, we recorded the following expense in connection with share-based payment awards:

For the Year Ended December 31, 2008
Cost of revenue	$12,805
Research and development	50,330
Sales and marketing	171,725
General and administrative	86,652

Total expense	$321,512

The Company recognized the above expense on outstanding options based on the following assumptions: no dividend yield; weighted average risk-free interest rate of 2.37%; forfeiture rate of 5%; expected lives of 6.5 years; and expected weighted average volatility of 52% for the year ended December 31, 2008.

Unrecognized stock-based compensation expense as of December 31, 2008 for nonvested employee options of $1,054,881 is expected to be recognized using the straight-line method over a weighted-average period of 6.5 years.

12.	Warrants

Common Stock Warrants

In 2005, the Company granted a stock purchase warrant to purchase a total of 229,274 shares of common stock at a per share price of $0.5452. The warrant was issued to an unrelated party as part of the consideration paid for a revolving line of credit facility. The warrant, fully vested and nonforfeitable at the date of issue, expires in January 2015. The warrant is immediately exercisable and contains certain anti-dilution features if additional shares of common stock are issued below the exercise price of the warrant. In addition, if the fair value of the Company’s common stock exceeds $0.5452 at any time prior to its expiration date on November 14, 2013, the warrant will automatically be exercised. The Company recorded an expense of $50,365 in 2005 in relation to the warrant. The weighted average assumptions used to obtain the Black-Sholes fair value were as follows: no dividend yield, weighted average risk-free interest rate of 4.16%; expected life of five years; expected volatility of 65%; fair value of common stock of $0.42; exercise price of $0.5452. The Company capitalized the fair value of the warrants as issuance cost related to the credit facility. These issuance costs were amortized over the life of the facility and recognized in full when the loan was terminated on November 14, 2006.

In 2006, the Company granted a stock purchase warrant to purchase 881,000 shares of common stock at a per share price of $0.5452 to an unrelated party in consideration for execution of a term loan maturing November 15, 2010. The warrant, which was fully vested and nonforfeitable at the date of issue, expires November 14, 2013. The Company estimated the fair value of the warrants at the date of issue to be $149,770. The assumptions used to obtain the Black-Sholes fair value of the warrant were as follows: no dividend yield, weighted average risk free interest rate of 4.57%, expected life of four years (based on loan maturity). The Company capitalized the fair value of the warrants as issuance cost related to the term loan. These issuance costs will be amortized ratably over the life of the term loan.

DataSynapse, Inc.

Notes to Consolidated Financial Statements

In 2007, the Company granted an additional warrant to purchase 1,128,026 shares of common stock at $0.5452 in consideration for an amendment to the above term loan maturing December 14, 2011. The warrant, which was fully vested and nonforfeitable at the date of issue, expires December 13, 2014. The assumptions used to obtain the Black-Sholes fair value were as follows: no dividend yield, weighted average risk-free interest rate of 3.63%, expected life of four years (based on loan maturity). The Company capitalized the fair value of the warrants as issuance cost related to the term loan. These issuance costs will be amortized ratably over the life of the term loan.

For the year ended December 31, 2008, $190,074 has been recorded as amortization of debt issuance expense and included in net, interest expense in relation to the above warrants.

Preferred Stock Warrants

In October 2008, the Company granted a warrant to purchase 4,663,402 shares of Series F2 preferred stock at $0.064331 in connection with the issuance of Series F1 preferred stock. The warrant may be exercised under certain conditions. The Company estimated the fair value of the warrants at the date of issue to be $563,000. The assumptions used to obtain the fair value were as follows: no dividend yield, weighted average risk-free interest rate of 0.62%, expected term of six months, a volatility of 80% and the fair value of the underlying preferred stock. The Company deducted the fair value of the warrants from the proceeds of Series F1 preferred stock.

Fair Value

The fair value of the warrants as of December 31, 2008 resulted in no significant change in the valuation of the warrant.

On January 1, 2008, the Company adopted the provisions of SFAS No. 157 for its financial assets and liabilities. As permitted by FASB Staff Position 157-2, the Company elected to defer the adoption of SFAS No. 157 for its nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in its financial statements on a recurring basis (at least annually), until January 1, 2009. SFAS No. 157 provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. SFAS No. 157 defines fair value as an exit price, representing the amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS No. 157 also establishes a fair value hierarchy which prioritizes the inputs used in measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1 – Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2008 by level within the fair value hierarchy. As required by SFAS No. 157, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	Balance at December 31, 2008	Fair Value Measurements at Reporting Date Using
Description		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Preferred stock warrant liability	$563,000	$—	$—	$563,000

The change in the fair value of the warrant liability is summarized below:

Fair value at December 31, 2007				$—
Fair value of warrants issued				563,000
Change in fair value recorded in other income (expense), net				—

Fair value at December 31, 2008				$563,000

13.	Subsequent Events

Option Modification

In May 2009, the Company cancelled 8,759,450 outstanding options with a strike price of $0.35 or more and replaced them with 12,793,520 options with a strike price at a fair market value of $0.01. The new shares vested 50% on the grant date and 16.67% on the first anniversary of the grant and quarterly thereafter at 4.167% for two years. The value of the original shares will continue to be expensed over the original share vesting period. The cost related to the vested portion of the replacement shares was expensed upon issue and the cost of the unvested shares will be recognized over the replacement option vesting period. The total cost to be recognized in relation to the reissuance is $87,595.

Preferred Stock Issuance

In March 2009, two of the Company’s existing preferred shareholders exercised their warrant and purchased 4,663,436 of Series F2 Preferred Stock at a price of $0.064331.

Repayment of Loan Note

In March 2009, the $3,000,000 Third Term Loan was repaid in full as part of the Series F2 preferred stock issuance arrangement.

Acquisition by TIBCO Software, Inc.

On August 21, 2009 all outstanding stock of the Company was acquired by TIBCO Software Inc., pursuant to a Agreement and Plan of Merger in a cash transaction valued at $27.7 million, which was partly used to satisfy the obligations from the remaining loan notes. At the effective time of the merger each then outstanding share of the Company’s capital stock was cancelled and converted into the right to receive an amount in cash as set forth in the merger agreement subject to the conditions set forth in the merger agreement.